AMENDED AND RESTATED CLASS A DISTRIBUTION PLAN

TEMPLETON GLOBAL SMALLER COMPANIES FUND

 Preamble to Amended and Restated Distribution Plan

 The following Amended and Restated Distribution Plan (the “Amended Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by TEMPLETON GLOBAL SMALLER COMPANIES FUND (the “Trust”) for the use of the Class A shares, which amends and restates the prior Amended and Restated Distribution Plan, dated February 24, 2009, that amended and restated the initial Distribution Plan (which, together with the Amended Plan are referred to as the “Plan”) which took effect on the date the Class A shares of the Trust were first offered for sale (the “Effective Date of the Plan”). The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

 In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust and the Trust’s investment manager (the “Manager”) and the terms of the Distribution Agreement between the Trust and Franklin Distributors, LLC (“Distributors”). The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the Manager, Distributors, or others or by the Manager or Distributors to others may be deemed to constitute distribution expenses of the Trust. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.

 AMENDED AND RESTATED DISTRIBUTION PLAN

1. The Trust shall reimburse Distributors or others for all expenses (subject to the limitations described below) incurred by Distributors or others in the promotion and distribution of the Class A shares of the Trust, as well as for shareholder services provided for existing shareholders of the Trust. Distribution expenses may include, but are not limited to, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Trust and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges; or payment of dealer commissions and wholesaler compensation in connection with sales of the Trust’s Class A Shares exceeding $1 million (for which the Trust imposes no sales charge). Shareholder service expenses may include, but are not limited to, the expenses of assisting in the establishment and maintenance of customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Trust on behalf of customers, forwarding certain shareholder communications from the Trust to customers, receiving and answering correspondence, and aiding in the maintenance of investments of their respective customers in the Trust. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the Independent Trustees.

2. The maximum amount which may be reimbursed by the Trust to Distributors or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Trust. Said reimbursement shall be made monthly by the Trust to Distributors or others.

3. In addition to the payments which the Trust is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, the Manager, Distributors or other parties on behalf of the Trust, the Manager or Distributors make payments that are deemed to be payments by the Trust for the financing of any activity primarily intended to result in the sale of shares issued by the Trust within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

 In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2341 of the Rules of the Financial Industry Regulatory Authority, Inc. or any successor thereto.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan, and any agreements related to this Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

6. The Plan may be terminated at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust, as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3).

7. Any agreement related to this Plan:

(a) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust on not more than sixty (60) days’ written notice to any other party to the agreement; and

 (b) will automatically terminate in the event of its assignment (as defined in the Act).

8. The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Trust’s outstanding voting securities (as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3)).

9. All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

10. So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act, including that the selection and nomination of the Trust’s Independent Trustees shall be committed to the discretion of such incumbent Independent Trustees.

11. Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

 This Amended Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.

TEMPLETON GLOBAL SMALLER COMPANIES FUND

By:/s/ Lori A. Weber

 Lori A. Weber

Title: Vice President and Secretary

FRANKLIN DISTRIBUTORS, LLC

By: /s/ Jeffrey S. Masom

 Jeffrey S. Masom

Title: President

Dated: December 1, 2015, as revised January 1, 2020, May 13, 2020 and July 7, 2021